Exhibit 99.1

SEE Reports Q4 and Full Year 2020 Results
Provides 2021 Outlook

Net sales increased 3% to $1.3 billion in Q4 and 2% to $4.9 billion in 2020
Q4 Net earnings of $138 million, $0.88 per share increased 10%
2020 Net earnings of $484 million, $3.10 per share increased 64%
Adjusted EPS increased 14% to $0.89 in Q4 and 13% to $3.19 in 2020
Adjusted EBITDA increased 3% to $279 million in Q4 and 9% to $1,051 million in 2020
Net cash provided by operating activities of $737 million increased 44% in 2020
Free cash flow of $556 million increased 73% in 2020

CHARLOTTE, N.C., February 9, 2021 – Sealed Air Corporation (NYSE: SEE) today reported financial results for the fourth quarter and full year 2020 and announced its 2021 outlook.
“Throughout 2020, we focused on business continuity and delivering on our purpose: ‘to protect, to solve critical packaging challenges, and to leave our world better than we found it’. The resiliency and commitment of our people coupled with our broad portfolio and global scale enabled us to overcome many challenges and deliver strong results.
We delivered Adjusted EBITDA growth of 9% and Adjusted EBITDA to free cash flow conversion greater than 50%. These results demonstrate execution of our automation and sustainability strategy, fueled by our Reinvent SEE business transformation,” said Ted Doheny, Sealed Air's President and CEO.
“Market uncertainties persist in 2021, yet we expect to deliver continued sales and Adjusted EBITDA growth and another year of robust cash generation. We are leading the packaging industry by maximizing food safety and protecting goods, eliminating waste and investing in a circular economy, and accelerating a 'touchless' and digital world,” continued Doheny.

Unless otherwise stated, all results compare fourth quarter 2020 results to fourth quarter 2019 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis and constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Sealed Air | 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Fourth Quarter Financial and Business Highlights
In the fourth quarter, Food reported net sales of $757 million, Adjusted EBITDA of $170 million and Adjusted EBITDA margin of 22.4%. These results were essentially flat compared to the prior year. Currency negatively impacted net sales by $6 million, or 1%, and Adjusted EBITDA by $3 million, or 2%. Net sales and Adjusted EBITDA performance was attributable to strength in food retail and automated equipment, partially offset by continued softness in food service due to the impact of COVID-19.
Fourth quarter net sales in Protective were $584 million, an increase of 8% as reported. Currency had a positive impact on Protective sales of $9 million or nearly 2%. On a constant dollar basis, net sales increased $36 million, or 7%, due to continued strength in e-Commerce, fulfillment and automated equipment. Adjusted EBITDA was up 8%, to $115 million or 19.7% of net sales. Currency had a $2 million favorable impact on Adjusted EBITDA. The Adjusted EBITDA improvement was primarily attributable to volume growth and Reinvent SEE benefits, partially offset by higher input and operating costs.
Fourth Quarter and Full Year 2020 U.S. GAAP Summary
Fourth quarter net sales of $1.3 billion increased 3% as reported.
Fourth quarter 2020 net earnings were $138 million, or $0.88 per diluted share, which were unfavorably impacted by Special Items of $2 million, after tax. Special Items in the fourth quarter 2020 were primarily attributable to Tax Special Items and restructuring associated costs related to the Company's Reinvent SEE initiatives, partially offset by $15 million ($11 million, after tax) of non-cash income resulting from the increase in fair value of an equity investment. Net earnings in the fourth quarter 2019 were $124 million, or $0.80 per diluted share. Special Items in the fourth quarter 2019 contributed $3 million to net earnings, which were largely driven by a one-time tax benefit resulting from tax optimization initiatives associated with Reinvent SEE and restructuring activities.
The effective tax rate in the fourth quarter 2020 was 25.6%, compared to 8.2% in the fourth quarter 2019. The fourth quarter 2020 effective tax rate included the benefit of a valuation allowance release for the improved profitability in EMEA. The prior year effective tax rate was favorably impacted by tax optimization initiatives associated with Reinvent SEE.
Full year 2020 net sales of $4.9 billion increased 2% as reported. Currency had a negative impact on total net sales of $82 million or 2%.
Full year 2020 net earnings were $484 million, or $3.10 per diluted share, which were unfavorably impacted by Special Items of $14 million, after tax. Special Items were primarily attributable to restructuring and restructuring associated costs of $23 million, after tax, as well as $5 million, after tax, related to acquisition integration. These items were partially offset by the $11 million, after tax, gain on equity investment. Net earnings for the full year 2019 of $294 million, or $1.89 per diluted share, were unfavorably impacted by $145 million of Special Items, after tax, including $76 million, after tax, of restructuring and restructuring associated costs and a one-time charge of $44 million, after tax, recorded in connection with a legal settlement.
The effective tax rate for full year 2020 was 22.7%, compared to 20.7% for full year 2019.

Fourth Quarter and Full Year 2020 Non-U.S. GAAP Summary
Fourth quarter 2020 net sales increased $39 million, or approximately 3%, on a constant dollar basis with favorable sales and volume trends across all regions.
Adjusted EBITDA was $279 million, or 20.8% of net sales for the fourth quarter 2020, compared to $271 million, or 20.9% of net sales for the fourth quarter 2019. The Adjusted EBITDA performance was primarily due to higher volume and Reinvent SEE initiatives, partially offset by higher input and operating costs.
Adjusted EPS was $0.89 for the fourth quarter 2020. This compares to Adjusted EPS of $0.78 for the fourth quarter 2019.
The Adjusted Tax Rate was 22.3% in the fourth quarter 2020 compared to 28.8% in the fourth quarter 2019. The fourth quarter 2020 Adjusted Tax Rate included the benefit of the valuation allowance release.
Full year 2020 net sales increased $194 million, or 4%, on a constant dollar basis, reflecting acquisition contributions of $172 million and organic growth of $22 million. Constant dollar sales increased 4% in North

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America. South America increased 17% in constant dollars, of which 2% was favorable volume and 15% was price, due to U.S. Dollar-based index pricing. Sales in EMEA and APAC increased 2% each in constant dollars.
Adjusted EBITDA was $1,051 million, or 21.4% of net sales in 2020, compared to $965 million, or 20.1% of net sales for full year 2019. The improvement in Adjusted EBITDA was largely due to Reinvent SEE initiatives, contributions from the Automated Packaging Systems acquisition and favorable price/cost spread, partially offset by higher operating costs, unfavorable product mix and currency translation headwinds.
Adjusted EPS was $3.19 for full year 2020 compared to Adjusted EPS of $2.82 for full year 2019.
The Adjusted Tax Rate was 24.5% in 2020, compared to 26.4% in 2019. The 2020 Adjusted Tax Rate was favorably impacted by the U.S. GILTI regulations issued in 2020.

Cash Flow and Net Debt
Cash flow provided by operating activities for 2020 was $737 million, compared to cash provided by operating activities of $511 million in the prior year. The increase in operating cash flow was primarily driven by higher earnings. Trade working capital, net, which is defined as customer receivables and inventory less customer advance payments and accounts payable, was a source of cash of $14 million in 2020 compared to a source of cash of $16 million in 2019. Capital expenditures were $181 million for the year ended December 31, 2020 compared to $190 million in the year ended December 31, 2019. Free cash flow, defined as net cash provided by operating activities, less capital expenditures, was $556 million for the full year, compared to $321 million in the prior year.
During the year ended December 31, 2020, the Company paid cash dividends of $100 million and settled share repurchases of approximately 821,000 shares, or $33 million. The Company had $675 million remaining under the current Board authorized share repurchase program, as of December 31, 2020.
Net Debt, defined as total debt less cash and cash equivalents, decreased to $3.2 billion as of December 31, 2020 from $3.6 billion as of December 31, 2019. The decrease in Net Debt is primarily attributable to higher cash on hand in the current year. As of December 31, 2020, Sealed Air had approximately $1.7 billion of liquidity available, comprised of $549 million in cash and $1,146 million of undrawn, committed credit facilities. The Company does not have any debt maturities until August 2022.

Outlook for Full Year 2021
For the full year 2021, Sealed Air expects net sales in the range of $5.1 billion to $5.2 billion, which represents an increase of 4.5% to 6.5% growth as reported and 2.5% to 4.5% in constant dollars. Adjusted EBITDA is expected to be in the range of $1.10 billion to $1.13 billion, which includes favorable currency translation of approximately 2%. The Company forecasts Adjusted EPS to be in the range of $3.25 to $3.40, which is based on approximately 157 million shares outstanding and an anticipated Adjusted Tax Rate of 26% to 27%.
Free Cash Flow in 2021 is expected to be $500 million to $550 million, with capital expenditures of approximately $210 million and Reinvent SEE restructuring and associated payments of approximately $40 million.

Conference Call Information
Sealed Air Corporation will host a conference call and webcast on Tuesday, February 9, 2021 at 10:00 a.m. (ET) to discuss the Company's Fourth Quarter and Full Year 2020 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.

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About Sealed Air
Sealed Air is in business to protect, to solve critical packaging challenges and to leave our world better than we found it. Our solutions and systems include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems and BUBBLE WRAP® brand packaging, which collectively enable a more efficient, secure and less wasteful global food supply chain and enhance commerce through fulfillment and packaging solutions to protect the worldwide movement of goods.
Sealed Air’s industry-leading expertise in science, engineering, and innovation transforms businesses, industries, and consumers’ lives. The company continues to expand its portfolio of next-generation sustainable solutions including packaging materials, automated systems, and smart services to deliver savings and create measurable long-term value.
Sealed Air generated $4.9 billion in sales in 2020 and has approximately 16,500 employees who serve customers in 115 countries. To learn more, visit www.sealedair.com.
Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an “organic” and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA, and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region." Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.

We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

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Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019 (COVID-19), changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2019 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.
Company Contacts

Investor Relations
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Operations(1)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2020	2019	2020	2019
Net sales	$1,340.9	$1,298.9	$4,903.2	$4,791.1
Cost of sales	916.5	869.6	3,293.9	3,226.3
Gross profit	424.4	429.3	1,609.3	1,564.8
Selling, general and administrative expenses	194.8	215.6	772.7	915.5
Amortization expense of intangible assets acquired	9.5	10.4	37.5	28.9
Restructuring charges	(0.7)	(1.7)	11.0	41.9
Operating profit	220.8	205.0	788.1	578.5
Interest expense, net	(43.7)	(47.5)	(174.4)	(184.1)
Foreign currency exchange loss due to highly inflationary economies	(1.5)	(1.2)	(4.7)	(4.6)
Other income (expense), net(2)	9.3	(20.8)	17.2	(19.5)
Earnings before income tax provision	184.9	135.5	626.2	370.3
Income tax provision	47.4	11.1	142.1	76.6
Net earnings from continuing operations	137.5	124.4	484.1	293.7
Gain (Loss) on sale of discontinued operations, net of tax	4.7	(20.1)	18.8	(30.7)
Net earnings	$142.2	$104.3	$502.9	$263.0
Basic:
Continuing operations	$0.89	$0.81	$3.12	$1.90
Discontinued operations	0.03	(0.13)	0.12	(0.20)
Net earnings per common share - basic	$0.92	$0.68	$3.24	$1.70
Diluted:
Continuing operations	$0.88	$0.80	$3.10	$1.89
Discontinued operations	0.03	(0.13)	0.12	(0.20)
Net earnings per common share - diluted	$0.91	$0.67	$3.22	$1.69
Weighted average number of common shares outstanding:
Basic	155.0	154.0	155.2	154.3
Diluted	156.0	155.0	156.0	155.2

(1)     The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.
(2)    Other income (expense), net includes a $15.1 million gain in the fourth quarter 2020 related to an increase in the fair value of an equity investment and a $16.1 million charge related to the fourth quarter 2019 debt redemption of our 6.50% $425 million notes due 2020.

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets(1)
(Unaudited)

(In millions)	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$548.7	$262.4
Trade receivables, net	541.0	556.5
Income tax receivables	71.2	32.8
Other receivables	69.5	80.3
Inventories, net	596.7	570.3
Current assets held for sale	0.3	2.8
Prepaid expenses and other current assets	54.1	58.9
Total current assets	1,881.5	1,564.0
Property and equipment, net	1,189.7	1,141.9
Goodwill	2,222.6	2,216.9
Identifiable Intangible assets, net	171.0	182.1
Deferred taxes	187.1	238.6
Operating lease right-of-use-assets	76.1	90.1
Other non-current assets	355.8	331.6
Total assets	$6,083.8	$5,765.2
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings	$7.2	$98.9
Current portion of long-term debt	22.3	16.7
Current portion of operating lease liabilities	24.3	26.2
Accounts payable	754.2	738.5
Accrued restructuring costs	12.2	29.5
Income tax payable	19.9	12.3
Other current liabilities	527.3	514.1
Total current liabilities	1,367.4	1,436.2
Long-term debt, less current portion	3,731.4	3,698.6
Long-term operating lease liabilities, less current portion	53.2	65.7
Deferred taxes	31.0	30.7
Other non-current liabilities	728.3	730.2
Total liabilities	5,911.3	5,961.4

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	23.2	23.2
Additional paid-in capital	2,093.0	2,073.5
Retained earnings	2,400.7	1,998.5
Common stock in treasury	(3,380.9)	(3,382.4)
Accumulated other comprehensive loss, net of taxes	(963.5)	(909.0)
Total stockholders’ equity (deficit)	172.5	(196.2)
Total liabilities and stockholders’ equity (deficit)	$6,083.8	$5,765.2

(1)      The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

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CALCULATION OF NET DEBT(1)

	December 31, 2020	December 31, 2019
Short-term borrowings	$7.2	$98.9
Current portion of long-term debt	22.3	16.7
Long-term debt, less current portion	3,731.4	3,698.6
Total debt	3,760.9	3,814.2
Less: cash and cash equivalents	(548.7)	(262.4)
Net debt	$3,212.2	$3,551.8

(1)      The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)
(Unaudited)

	Year Ended December 31,
(In millions)	2020	2019
Net earnings available to common stockholders	$502.9	$263.0
Adjustments to reconcile net earnings to net cash provided by operating activities(2)	306.9	220.8
Changes in operating assets and liabilities:
Trade receivables, net	27.4	38.1
Inventories	(25.2)	12.4
Income tax receivable/payable	(31.3)	20.9
Accounts payable	0.8	(37.0)
Customer advance payments	10.8	2.5
Other assets and liabilities	(55.3)	(9.6)
Net cash provided by operating activities	$737.0	$511.1
Cash flows from investing activities:
Capital expenditures	$(181.1)	$(189.7)
Investment in marketable securities	13.9	(12.5)
Proceeds (Payments), related to sale of business and property and equipment	12.4	(2.4)
Businesses acquired in purchase transactions, net of cash acquired	1.2	(452.8)
Payments related to equity investments	(8.2)	—
Settlement of foreign currency forward contracts	1.5	(8.2)
Other investing	0.5	—
Net cash used in investing activities	$(159.8)	$(665.6)
Cash flows from financing activities:
Net (payments) proceeds on short-term borrowings	$(99.0)	$(127.5)
Proceeds from long term debt	—	894.9
Payments of long term debt	(5.6)	(425.0)
Dividends paid on common stock	(100.4)	(99.1)
Repurchases of common stock	(33.0)	(67.3)
Payments for debt extinguishment/modification costs	—	(15.5)
Impact of tax withholding on share-based compensation	(11.6)	(10.8)
Principal payments related to financing leases	(11.6)	(9.3)
Other financing activities	(0.5)	(0.5)
Net cash (used in) provided by financing activities	$(261.7)	$139.9
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(29.2)	$5.3
Cash and cash equivalents	262.4	271.7
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$262.4	$271.7
Net change during the period	286.3	(9.3)
Cash and cash equivalents	548.7	262.4
Restricted cash and cash equivalents	—	—
Balance, end of period	$548.7	$262.4

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$737.0	$511.1
Capital expenditures for property and equipment	(181.1)	(189.7)
Free Cash Flow	$555.9	$321.4

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$187.7	$194.9
Income tax payments, net of cash refunds	$102.0	$94.7
Restructuring payments including associated costs	$73.7	$90.9
Non-cash items:
Transfers of shares of our common stock from treasury for our profit-sharing plan contributions	$24.4	$21.9

(1)      The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.
(2)    2020 primarily consists of depreciation and amortization of $174 million, share based compensation expense of $42 million, profit sharing expense of $28 million and $82 million increase in deferred taxes, partially offset by gain on an equity investment of $15 million, 2019 primarily consists of depreciation and amortization of $151 million, share based compensation expense of $33 million, profit sharing expense of $25 million, loss on discontinued operations of $31 million, loss on bond redemption of $16 million and amortization of bond discount of $6 million, partially offset by $55 million reduction in deferred taxes.

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Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
(In millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations(2)	$137.5	$0.88	$124.4	$0.80	$484.1	$3.10	$293.7	$1.89
Special Items(3)	2.1	0.01	(2.9)	(0.02)	14.3	0.09	145.0	0.93
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$139.6	$0.89	$121.5	$0.78	$498.4	$3.19	$438.7	$2.82
Weighted average number of common shares outstanding - Diluted		156.0		155.0		156.0		155.2

(1)      The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.
(2)      Net earnings per common share is calculated under the two-class method.
(3)      Special Items include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2020	2019	2020	2019
Special Items:
Restructuring charges	$(0.7)	$(1.7)	$11.0	$41.9
Other restructuring associated costs	4.5	9.5	19.5	60.3
Foreign currency exchange loss due to highly inflationary economies	1.5	1.2	4.7	4.6
Loss on debt redemption and refinancing activities	—	16.1	—	16.1
Increase in fair value of equity investment	(15.1)	—	(15.1)	—
Charges related to acquisition and divestiture activity	2.0	5.7	7.1	14.9
Charges related to the Novipax settlement agreement	—	—	—	59.0
Other Special Items	2.5	4.3	6.8	29.1
Pre-tax impact of Special Items	(5.3)	35.1	34.0	225.9
Tax impact of Special Items and Tax Special Items	7.4	(38.0)	(19.7)	(80.9)
Net impact of Special Items	$2.1	$(2.9)	$14.3	$145.0
Weighted average number of common shares outstanding - Diluted	156.0	155.0	156.0	155.2
(Loss) Earnings per share impact from Special Items	$(0.01)	$0.02	$(0.09)	$(0.93)

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    The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
U.S. GAAP Earnings before income tax provision from continuing operations	$184.9	$135.5	$626.2	$370.3
Pre-tax impact of Special Items	(5.3)	35.1	34.0	225.9
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$179.6	$170.6	$660.2	$596.2

U.S. GAAP Income tax provision from continuing operations	$47.4	$11.1	$142.1	$76.6
Tax Special Items(1)	(5.9)	29.3	12.1	25.5
Tax impact of Special Items	(1.5)	8.7	7.6	55.4
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$40.0	$49.1	$161.8	$157.5

U.S. GAAP Effective income tax rate	25.6%	8.2%	22.7%	20.7%
Non-U.S. GAAP Adjusted income tax rate	22.3%	28.8%	24.5%	26.4%

(1)For the three months ended December 31, 2020, Tax Special Items reflect tax expense associated with Reinvent SEE optimization initiatives. For the three months ended December 31, 2019, Tax Special Items reflect tax benefits from optimization initiatives associated with Reinvent SEE and restructuring activities.
For the year ended December 31, 2020, Tax Special Items reflect net benefits from audit settlements and retroactive application of new GILTI regulations. For the year ended December 31, 2019, Tax Special Items reflect benefits from tax optimization initiatives and research and development credits.

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Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended December 31,
(In millions)	Food		Protective		Total Company
2019 Net Sales	$759.9	58.5%	$539.0	41.5%	$1,298.9

Price	1.5	0.2%	(4.1)	(0.8)%	(2.6)	(0.2)%
Volume(2)	2.1	0.3%	39.9	7.4%	42.0	3.2%
Total organic change (non-U.S. GAAP)(3)	3.6	0.5%	35.8	6.6%	39.4	3.0%
Acquisition	—	—%	—	—%	—	—%
Total constant dollar change (non-U.S.GAAP)(3)	3.6	0.5%	35.8	6.6%	39.4	3.0%
Foreign currency translation	(6.1)	(0.8)%	8.7	1.7%	2.6	0.2%
Total change (U.S. GAAP)	(2.5)	(0.3)%	44.5	8.3%	42.0	3.2%

2020 Net Sales	$757.4	56.5%	$583.5	43.5%	$1,340.9

	Year Ended December 31,
(In millions)	Food		Protective		Total Company
2019 Net Sales	$2,880.5	60.1%	$1,910.6	39.9%	$4,791.1

Price	14.2	0.5%	(15.0)	(0.8)%	(0.8)	—%
Volume(2)	6.6	0.2%	15.7	0.8%	22.3	0.4%
Total organic change (non-U.S. GAAP)(3)	20.8	0.7%	0.7	—%	21.5	0.4%
Acquisition	6.5	0.2%	165.9	8.7%	172.4	3.6%
Total constant dollar change (non-U.S.GAAP)(3)	27.3	0.9%	166.6	8.7%	193.9	4.0%
Foreign currency translation	(82.3)	(2.8)%	0.5	—%	(81.8)	(1.7)%
Total change (U.S. GAAP)	(55.0)	(1.9)%	167.1	8.7%	112.1	2.3%

2020 Net Sales	$2,825.5	57.6%	$2,077.7	42.4%	$4,903.2

(1)      The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.
(2)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(3)     Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended December 31,
(In millions)	North America		EMEA		APAC		South America		Total
2019 Net Sales	$757.9	58.3%	$278.0	21.4%	$198.5	15.3%	$64.5	5.0%	$1,298.9

Price	(11.0)	(1.4)%	2.1	0.8%	0.2	0.1%	6.1	9.4%	(2.6)	(0.2)%
Volume(2)	32.0	4.2%	0.3	0.1%	7.4	3.7%	2.3	3.6%	42.0	3.2%
Total organic change (non-U.S. GAAP)(3)	21.0	2.8%	2.4	0.9%	7.6	3.8%	8.4	13.0%	39.4	3.0%
Acquisition	—	—%	—	—%	—	—%	—	—%	—	—%
Total constant dollar change (non-U.S. GAAP)(3)	21.0	2.8%	2.4	0.9%	7.6	3.8%	8.4	13.0%	39.4	3.0%
Foreign currency translation	(2.3)	(0.3)%	10.1	3.6%	10.4	5.3%	(15.6)	(24.2)%	2.6	0.2%
Total change (U.S. GAAP)	18.7	2.5%	12.5	4.5%	18.0	9.1%	(7.2)	(11.2)%	42.0	3.2%

2020 Net Sales	$776.6	57.9%	$290.5	21.7%	$216.5	16.1%	$57.3	4.3%	$1,340.9

	Year Ended December 31,
(In millions)	North America		EMEA		APAC		South America		Total
2019 Net Sales	$2,828.1	59.0%	$1,010.4	21.1%	$718.8	15.0%	$233.8	4.9%	$4,791.1

Price	(36.5)	(1.3)%	1.7	0.2%	(1.0)	(0.1)%	35.0	15.0%	(0.8)	—%
Volume(2)	21.6	0.8%	(14.8)	(1.5)%	11.5	1.6%	4.0	1.7%	22.3	0.4%
Total organic change (non-U.S. GAAP)(3)	(14.9)	(0.5)%	(13.1)	(1.3)%	10.5	1.5%	39.0	16.7%	21.5	0.4%
Acquisition	133.5	4.7%	33.0	3.3%	5.6	0.7%	0.3	0.1%	172.4	3.6%
Total constant dollar change (non-U.S. GAAP)(3)	118.6	4.2%	19.9	2.0%	16.1	2.2%	39.3	16.8%	193.9	4.0%
Foreign currency translation	(18.6)	(0.7)%	1.3	0.1%	1.1	0.2%	(65.6)	(28.0)%	(81.8)	(1.7)%
Total change (U.S. GAAP)	100.0	3.5%	21.2	2.1%	17.2	2.4%	(26.3)	(11.2)%	112.1	2.3%

2020 Net Sales	$2,928.1	59.7%	$1,031.6	21.0%	$736.0	15.0%	$207.5	4.2%	$4,903.2

(1)      The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.
(2)    Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(3)     Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Supplemental Information(1)
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Net Sales:
Food	$757.4	$759.9	$2,825.5	$2,880.5
As a % of Total Company net sales	56.5%	58.5%	57.6%	60.1%
Protective	583.5	539.0	2,077.7	1,910.6
As a % of Total Company net sales	43.5%	41.5%	42.4%	39.9%
Total Company Net Sales	$1,340.9	$1,298.9	$4,903.2	$4,791.1

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Adjusted EBITDA from continuing operations:
Food	$169.7	$171.2	$647.5	$629.3
Adjusted EBITDA Margin	22.4%	22.5%	22.9%	21.8%
Protective	115.0	106.9	408.0	349.9
Adjusted EBITDA Margin	19.7%	19.8%	19.6%	18.3%
Corporate	(6.0)	(6.9)	(4.4)	(14.4)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$278.7	$271.2	$1,051.1	$964.8
Adjusted EBITDA Margin	20.8%	20.9%	21.4%	20.1%

(1)     The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
U.S. GAAP Net earnings from continuing operations	$137.5	$124.4	$484.1	$293.7
Interest expense, net	43.7	47.5	174.4	184.1
Income tax provision	47.4	11.1	142.1	76.6
Depreciation and amortization, net of adjustments(1)	55.4	53.1	216.5	184.5
Special Items:
Restructuring charges(2)	(0.7)	(1.7)	11.0	41.9
Other restructuring associated costs	4.5	9.5	19.5	60.3
Foreign currency exchange loss due to highly inflationary economies	1.5	1.2	4.7	4.6
Loss on debt redemption and refinancing activities	—	16.1	—	16.1
Increase in fair value of equity investment	(15.1)	—	(15.1)	—
Charges related to acquisition and divestiture activity	2.0	5.7	7.1	14.9
Charges related to the Novipax settlement agreement	—	—	—	59.0
Other Special Items	2.5	4.3	6.8	29.1
Pre-tax impact of Special items	(5.3)	35.1	34.0	225.9
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$278.7	$271.2	$1,051.1	$964.8

(1)     Depreciation and amortization by segment are as follows:

Sealed Air	14

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Food	$31.3	$28.5	$122.2	$110.3
Protective	24.1	24.3	94.3	75.0
Total Company depreciation and amortization(i)	$55.4	$52.8	$216.5	$185.3
Depreciation and amortization adjustments	—	0.3	—	(0.8)
Depreciation and amortization, net of adjustments	$55.4	$53.1	$216.5	$184.5

(i)    Includes share-based incentive compensation of $11.0 million and $42.3 million for the three months and year ended December 31, 2020, respectively, and $9.2 million and $34.4 million for the three months and year ended December 31, 2019, respectively.

(2)     Restructuring charges by segment is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Food	$(0.6)	$(2.8)	$3.2	$23.5
Protective	(0.1)	1.1	7.8	18.4
Total Company restructuring charges	$(0.7)	$(1.7)	$11.0	$41.9

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